EXHIBIT 99
                                   ----------






                              FOR IMMEDIATE RELEASE

                     SVB Financial Services, Inc. Announces
           Record Fourth Quarter Earnings and Record Earnings for 2003


Somerville, NJ...January 26, 2004 Robert P. Corcoran, President and CEO of SVB Financial Services, Inc. (Nasdaq: SVBF), the parent holding company of Somerset Valley Bank, announced record earnings for the fourth quarter of 2003 and year to date 2003.

     Net income for the fourth quarter of 2003 was $797,000 or $.21 per share on basic $.20 per share on a diluted basis compared to $678,000 in 2002, which was $.18 per share on a basic and $.17 on a diluted basis. This net income represents an increase of $119,000 or 18%.

     Corcoran cited the increase in net interest income of $206,000 or 6% combined with a reduction in expenses of $55,000 or 2% as the primary reason for the improvement in net income.

     "Our net interest margin actually improved by eight basis points from the previous quarter and was equivalent to this quarter last year. We were able to grow our loan portfolio substantially while continuing to bring down our cost of funds," said Corcoran.

     Loans increased by $33 million or 14% since December 31, 2002.

     Corcoran also noted that the reduction in expenses was a result of certain staff reductions as well as a reduction of certain other employee related expenses. Overall, Company wide expenses were also controlled as various line items were reviewed and reduced.

     On a year to date basis, net income was $2,884,000 or $.75 per share on a basic and $.74 on a diluted basis compared to $2,455,000 or $.65 per share on a basic and $.64 on a diluted basis in 2002. This net income represents an increase of $429,000 or 17%.

     An increase in net interest income of $1,061,000 or 8% combined with an increase of $286,000 or 17% in non interest income were cited as the major reasons for the improvement.

     Loan quality remains strong as loans in a non accrual status represent only ..37% of total loans.

     The Company finished the year with total assets of $431 million an increase of $26 million or 6% over 2002.

     "We are very proud to once again having achieved record earnings numbers despite a difficult economy that now seems to slowly be recovering. We look forward to 2004, a year in which we plan to open three new branches and thereby improve our market position in Central New Jersey," said Corcoran.

     Somerset Valley Bank has locations in Somerville, Hillsborough, Bridgewater, Manville, the Arbor Glen retirement facility, Bernards, Warren, Aberdeen in Monmouth County and Edison in Middlesex County. The Bank is planning to open two locations in Flemington in Hunterdon County and one in Metuchen in Middlesex County in 2004. As of June 30, 2003, Somerset Valley Bank was ranked 7 of 27 banks in Somerset County in terms of deposits with 6.09% of the market and 61 of 177 banks in the State of New Jersey.

     SVB Financial Services,  Inc. is traded on the NASDAQ National Market under
the   trading   symbol   SVBF  and  can  be   accessed   via  the   Internet  at
www.somersetvalleybank.com.

     The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by an "asterisk" (*) or may use such forward-looking terminology as "expect", " look", " believe", " anticipate", " may", " will", or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry. Actual results may differ materially from such forward-looking statements. SVB Financial Services, Inc. assumes no obligation for updating any such forward-looking statement at any time.